As Filed with the Securities and Exchange Commission on May 14th, 2007

File No. 333-130932

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VIRGINIA ELECTRIC AND POWER COMPANY	VIRGINIA	54-0418825
(Exact name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA 23219

(804) 819-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PATRICIA A. WILKERSON, VICE PRESIDENT AND CORPORATE SECRETARY

JAMES P. CARNEY, ASSISTANT TREASURER

VIRGINIA ELECTRIC AND POWER COMPANY

120 TREDEGAR STREET RICHMOND, VIRGINIA 23219

(804) 819-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

JAMES F. STUTTS	JANE WHITT SELLERS
VIRGINIA ELECTRIC AND POWER COMPANY	McGUIREWOODS LLP
120 TREDEGAR STREET	ONE JAMES CENTER
RICHMOND, VIRGINIA 23219	RICHMOND, VIRGINIA 23219-4030

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price/ Amount of Registration Fee
Senior Debt Securities	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $59,340 that may be offset pursuant to Rule 457(p) for fees paid with respect to $2,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-96973 filed by Virginia Electric and Power Company and not sold thereunder. The estimated aggregate initial offering price of the securities which could be issued in association with the offset fee of $59,340 is approximately $1,933,000,000.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-130932) of Virginia Electric and Power Company is being filed solely for the purpose of replacing Note (1) with the text set forth below and no other changes or additions are being made hereby to the Registration Statement. Accordingly, the balance of the Registration Statement is being omitted from this filing.

(1) An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $59,340 that may be offset pursuant to Rule 457(p) for fees paid with respect to $2,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-96973 filed by Virginia Electric and Power Company and not sold thereunder. The estimated aggregate initial offering price of the securities which could be issued in association with the offset fee of $59,340 is approximately $1,933,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 14th day of May, 2007.

VIRGINIA ELECTRIC AND POWER COMPANY

By	/s/ THOMAS F. FARRELL, II (Thomas F. Farrell, II,
Chairman of the Board of Directors and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities stated below and on the 14th day of May, 2007. The officers and directors whose signatures appear below hereby constitute Patricia A. Wilkerson, E.J. Marks, III, James F. Stutts or Mark O. Webb, any one of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and file any registration statement registering additional securities under Rule 462(b) of the Securities Act of 1933, and generally to do all things in their name in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signatures	Title

/s/ THOMAS F. FARRELL, II Thomas F. Farrell, II	Chairman of the Board of Directors and Chief Executive Officer

/s/ THOMAS N. CHEWNING Thomas N. Chewning	Director, Executive Vice President and Chief Financial Officer

/s/ STEVEN A. ROGERS Steven A. Rogers	Senior Vice President and Chief Accounting Officer